Exhibit 2.1

State of Delaware

Secretary of State

Division of Corporations

Filed 04:00 PM 12/10/1993

CERTIFICATE OF INCORPORATION

OF

MEDJET INC.

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The undersigned incorporator for the purpose of incorporating or organizing a corporation under the General Corporation Law of the State of Delaware, certifies:

FIRST: The name of the Corporation is MEDJET INC.

SECOND: The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of Common Stock which the Corporation shall have authority to issue is One Million Five Hundred Thousand (1,500,000), of One Tenth Cent ($.001) par value.

FIFTH: The name and mailing address of the incorporator is as follows:

Rosie Pettway	Kelley Dyre & Warrebn
101 Park Avenue
New York, New York 10178

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SIXTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

SEVENTH: The Board of Directors of the Corporation may make By-Laws and from time to time may alter, amend or repeal By-Laws.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated Certificate of Incorporation on this 16th day of December, 1993.

/s/ Rosie Pettway
Rosie Pettway

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